Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-154708 and 333-188451 on Form S-8 of our report dated June 28, 2018, appearing in this Annual Report on Form 11-K of the Texas Oil and Chemical Co. II, Inc. 401k Plan, for the year ended December 31, 2017.

/s/ BKM Sowan Horan, LLP
Addison, Texas
June 28, 2018